EXHIBIT 99.2

CHANGING WIRELESS FOR GOOD

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T-Mobile

Investor Factbook

Q1 2018

T-Mobile US, Inc.
Investor Factbook
T-Mobile US Reports First Quarter 2018 Results
T-Mobile Celebrates 5 Years as a Public Company with Record-Low Churn, Industry-Leading Customer Growth, and Strong Profitability
1.07% Postpaid Phone Churn; 1.4 Million Customer Net Additions; Strong Profitability with Net Income of $671M, Adjusted EBITDA of $3.0B, and EPS of $0.78
Customer Growth Expected to Lead the Industry Again:

•	1.4 million total net additions - 20th consecutive quarter with more than 1 million net adds

•	1.0 million total branded postpaid net additions - strength in wearables drives branded postpaid other additions

•	617,000 branded postpaid phone net additions - expect to lead industry for the 17th consecutive quarter

•	199,000 branded prepaid net additions

•	Record low 1.07% branded postpaid phone churn, down 11 bps year-over-year

Strong Financial Performance (all percentages year-over-year):

•	Service revenues up 6.5% to $7.8 billion - expect to lead industry for the 16th consecutive quarter

•	Total revenues up 8.8% to $10.5 billion - expect to lead industry for the 19th time in the past 20 quarters

•
Net income down 4% to $671 million and diluted earnings per share (EPS) of $0.78. Excluding after-tax spectrum gains in Q1 2017 of $23 million and certain net tax benefits related to a valuation allowance release recognized in Q1 2017 of $270 million, net income and EPS increased $266 million and $0.30, respectively.

•	Adjusted EBITDA(1) up 10.8% to $3.0 billion - up 12.4% excluding $37.0 million of spectrum gains in Q1 2017

•	Net cash provided by operating activities(3) up 27% to $770 million

•	Free Cash Flow(1)(3) up 261% to $668 million

Deploying Spectrum and Densifying Network to Improve and Broaden Coverage:

•	T-Mobile now covers 322 million people with 4G LTE — targeting 325 million people by year-end 2018

•	Aggressive deployment of 600 MHz in Q1 2018, augmenting existing low-band capabilities on 700 MHz

•	17 quarters in a row with the fastest LTE network

Continued Strong Outlook for 2018:

•	Increased target for branded postpaid net customer additions of 2.6 to 3.3 million

•	Net income is not available on a forward-looking basis(2)

•	Increased Adjusted EBITDA target of $11.4 to $11.8 billion including leasing revenues of $0.6 to $0.7 billion(1)

•	Unchanged target of cash purchases of property and equipment, excluding capitalized interest, of $4.9 to $5.3 billion. This includes expenditures for 5G deployment

•
Three-year compound annual growth rates (CAGRs) for Net cash provided by operating activities and Free Cash Flow from FY 2016 to FY 2019 adjusted to 7% - 12% and unchanged at 46% - 48%, respectively(1) (3)

________________________________________________________________

(1)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable financial items based on GAAP as of March 31, 2018 are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

(2)
We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

(3)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

Total Branded Postpaid Net Additions
(in thousands)

Branded Postpaid Phone Churn

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 617,000 in Q1 2018, compared to 891,000 in Q4 2017 and 798,000 in Q1 2017. This is expected to mark the 17th consecutive quarter that T-Mobile led the industry in branded postpaid phone net customer additions.

▪
Sequentially, branded postpaid phone net customer additions decreased due to seasonality, offset by record-low churn, strong customer response to Un-carrier initiatives and promotional activities, expansion into new segments such as T-Mobile for Business, and continued growth in existing and Greenfield markets.

▪
The year-over-year decrease was primarily due to more aggressive promotions and the launch of Un-Carrier Next in Q1 2017 and increased competitive activity in the marketplace. These decreases were partially offset by record churn performance, the growing success of new segments such as T-Mobile for Business, and continued growth in existing and Greenfield markets.

▪	Branded postpaid other net customer additions were 388,000 in Q1 2018, compared to 181,000 in Q4 2017 and 116,000 in Q1 2017.

▪
The sequential and year-over-year increases were primarily due to higher gross customer additions from connected devices, specifically the Apple watch, and DIGITS. The year-over-year increase was partially offset by higher deactivations from a growing customer base.

▪	Branded postpaid net customer additions were 1,005,000 in Q1 2018, compared to 1,072,000 in Q4 2017 and 914,000 in Q1 2017.

▪	Branded postpaid phone churn was a record low at 1.07% in Q1 2018, down 11 basis points from 1.18% in Q4 2017 and down 11 basis points from 1.18% in Q1 2017.

▪
The sequential and year-over-year decreases in branded postpaid phone churn were primarily due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings in the marketplace. Our customer care improvements included the lowest-ever calls per account and a record-high Net Promoter Score.

Total Branded Prepaid Net Additions
(in thousands)

Branded Prepaid Churn

Total Branded Net Additions
(in thousands)

Branded Prepaid Customers

▪	Branded prepaid net customer additions were 199,000 in Q1 2018, compared to 149,000 in Q4 2017 and 386,000 in Q1 2017.

▪	The sequential increase was primarily due to lower prepaid churn and fewer migrations to branded postpaid plans.

▪
The year-over-year decrease was primarily driven by increased competitive activity in the marketplace and higher deactivations from a growing customer base, partially offset by a higher impact from the optimization of our third-party distribution channels in the prior period, and lower migrations to branded postpaid plans.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q1 2018 by approximately 150,000, down from 180,000 in Q4 2017 and down from 185,000 in Q1 2017.

▪	Branded prepaid churn was 3.94% in Q1 2018, compared to 4.00% in Q4 2017 and 4.01% in Q1 2017.

Total Branded Customers

▪	Total branded net customer additions were 1,204,000 in Q1 2018, compared to 1,221,000 in Q4 2017 and 1,300,000 in Q1 2017.

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Wholesale Customers

▪	Wholesale net customer additions were 229,000 in Q1 2018, compared to net additions of 633,000 in Q4 2017 and net customer losses of 158,000 in Q1 2017.

▪	Sequentially, the decrease was primarily due to lower gross customer additions combined with higher customer deactivations.

▪	Year-over-year, the increase was primarily due to lower deactivations driven by the removal of the Lifeline program customers, partially offset by lower M2M net customer additions.

Total Customers

▪
Total net customer additions were 1,433,000 in Q1 2018, compared to 1,854,000 in Q4 2017 and 1,142,000 in Q1 2017. This is the 20th consecutive quarter in which T-Mobile has added more than one million total net customers.

▪	T-Mobile ended Q1 2018 with 74.0 million total customers.

NETWORK

▪
T-Mobile continues to increase and expand the speed and capacity of our network to better serve our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the breadth and depth of our network as the industry moves towards 5G.

Spectrum Position

▪
At the end of Q1 2018, T-Mobile owned an average of 110 MHz of spectrum nationwide. The spectrum comprises an average of 31 MHz in the 600 MHz band, 10 MHz in the 700 MHz band, 29 MHz in the 1900 MHz PCS band and 40 MHz in the AWS band.

▪	T-Mobile also owns millimeter wave spectrum comprises an average of 186 MHz covering nearly 100 million POPs in the 28 GHz band and 106 MHz covering over 40 million POPs in the 37 GHz band.

T-Mobile Coverage Map
(as of March 31, 2018)

LTE Download Speeds and
Upload Speeds - Q1 2018
(in Mbps, D/L at Base, U/L at Top)
Based on T-Mobile’s analysis of national LTE results from Ookla® Speedtest data.

▪	T-Mobile will evaluate future spectrum purchases in upcoming auctions and in the secondary market to augment its current spectrum position.
Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and now covers 322 million people with 4G LTE.

▪	By the end of 2018, we are targeting to cover 325 million people.

▪
To achieve this coverage target, T-Mobile expects to increase the number of macro towers and small cell sites it leases. At the end of Q1 2018, T-Mobile had equipment deployed on approximately 63,000 macro towers and 19,000 small cell/distributed antenna system ("DAS") sites. We plan to roll out an additional 20,000 small cells through 2019.

Network Speed Leadership

▪
We offer the fastest nationwide 4G LTE upload and download speeds in the United States. This is the 17th consecutive quarter we have led the industry in both categories, and this is based on the results of millions of user-generated speed tests.

▪	In Q1 2018, T-Mobile’s average 4G LTE download speed was 32.1 Mbps, compared to Verizon at 29.7 Mbps, AT&T at 25.8 Mbps and Sprint at 23.8 Mbps.

▪	In Q1 2018, T-Mobile's average 4G LTE upload speed was 12.0 Mbps, compared to Verizon at 9.8 Mbps, AT&T at 7.9 Mbps and Sprint at 3.3 Mbps.

Depth of T-Mobile's Nationwide Low-Band Spectrum (600 MHz and 700 MHz)

Total Low-Band
(600, 700, 850)
~60
~50
-40
~30
~20

600 MHz Spectrum Update

▪
At the end of Q1 2018, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum covering 328 million POPs. T-Mobile now owns approximately 41 MHz in the low-band (600 MHz and 700 MHz), quadrupling its pre-auction low-band holdings. The purchased spectrum covers 100% of the U.S.

▪
T-Mobile aggressively started deployments of 600 MHz spectrum. We are live in 823 cities and towns in 31 states across the country, covering 332,000 square miles. Combining 600 and 700 MHz spectrum, we have deployed low band spectrum to nearly 285 million POPs.

▪
T-Mobile has actively engaged with broadcasters to accelerate FCC spectrum clearance timelines, entering into approximately 40 agreements with several parties. These agreements are expected to, in the aggregate, accelerate clearing, bringing the total clearing target to approximately 120 million POPs expected by year-end 2018. We expect to reach a clearing target of approximately 250 million POPs by the end of 2019. T-Mobile remains committed to assisting broadcasters occupying 600 MHz spectrum to move to new frequencies.

▪
We expect more than a dozen new smartphones to be rolled out in 2018 to be 600 MHz-capable. The Samsung Galaxy S9 and S9 plus, launched in March 2018, are the first flagship smartphones and third and fourth smartphones overall that are 600 MHz-capable.

▪	We expect our 600 MHz spectrum holdings will be used to deploy America's first nationwide 5G network by 2020. 4G LTE radios will be upgradeable to support 5G as it becomes available later this year.
5G Update

▪
In addition to building out 5G on 600 MHz, T-Mobile has announced plans to deliver 5G in 30 cities in 2018, including New York, Los Angeles, Dallas, and Las Vegas, using both 600 MHz and millimeter wave spectrum. This network will harness 4G and 5G bandwidths simultaneously, and we expect the introduction of the first 5G smartphones in the first half of 2019.

▪
T-Mobile is the only US wireless operator to announce plans for standards-based 5G in both low and high spectrum bands. This strategy is critical to delivering a breakthrough consumer experience, which includes national coverage and reliability from low band spectrum and multi-gigabit speeds in certain urban areas with millimeter wave spectrum.

LAA Deployment in New York City

Network Capacity Growth

▪
T-Mobile continues to expand its capacity through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE ("VoLTE"), Carrier Aggregation, 4x4 MIMO, 256 Quadrature Amplitude Modulation ("QAM"), and License Assisted Access ("LAA").

▪
VoLTE comprised 80% of total voice calls in Q1 2018, flat compared to 80% in Q4 2017 and up from 70% in Q1 2017. Moving voice traffic to VoLTE frees up spectrum and allows for the transition of spectrum currently used for 2G and 3G to 4G LTE. T-Mobile is leading the U.S. wireless industry in the rate of VoLTE adoption.

▪	Carrier aggregation is live for T-Mobile customers in nearly 900 markets. This advanced technology delivers superior speed and performance by bonding multiple discrete spectrum channels together.

▪
4x4 MIMO is currently available in over 500 markets. This technology effectively delivers twice the speed and incremental network capacity to customers by doubling the number of data paths between the cell site and a customer's device. We plan to start deploying massive MIMO (FD-MIMO) in selected locations later in 2018.

▪
T-Mobile has rolled out 256 QAM in nearly 1,000 markets. 256 QAM increases the number of bits delivered per transmission to enable faster speeds. T-Mobile is the first carrier globally to have rolled out the combination of carrier aggregation, 4x4 MIMO and 256 QAM. This trifecta of standards has been rolled out to almost 500 markets.

▪
T-Mobile has also started rolling out License Assisted Access, a technology which utilizes unused 5 GHz spectrum to augment available bandwidth. The first LAA small cell went live in New York City in Q4 2017 and the technology has since been rolled out to nearly 100 small cells. In areas where LAA has been deployed, customers with capable handsets have observed real-life speeds in excess of 500 Mbps.

PROPOSED COMBINATION WITH SPRINT

▪
On April 29, 2018, T-Mobile announced that it had entered into a Business Combination Agreement with Sprint to merge in an all-stock transaction at a fixed exchange ratio of 0.10256 T-Mobile shares for each Sprint share (or the equivalent of 9.75 Sprint shares for each T-Mobile share).

▪	The combined company will be named T-Mobile and is expected to trade under the (TMUS) symbol on the NASDAQ.

▪
Deutsche Telekom and SoftBank Group are expected to hold approximately 42% and 27% of diluted economic ownership of the combined company, respectively, with the remaining approximately 31% held by the public. The Board will consist of 14 directors, of which 9 will be nominated by Deutsche Telekom and 4 will be nominated by SoftBank Group. John Legere will serve as CEO of the combined company and will also serve as a director.

▪	The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close no later than the first half of 2019.

Devices Sold or Leased
(in million units)
	Q1 2017	Q4 2017	Q1 2018
Total Company
Phones	8.6	9.7	8.7
Mobile broadband devices	0.4	0.7	0.6
Total Company	9.0	10.4	9.3

Branded Postpaid Upgrade Rate

DEVICES

▪	Total devices sold or leased were 9.3 million units in Q1 2018, compared to 10.4 million units in Q4 2017 and 9.0 million units in Q1 2017.

▪
Total phones (smartphones and non-smartphones) sold or leased were 8.7 million units in Q1 2018, compared to 9.7 million units in Q4 2017 and 8.6 million units in Q1 2017. The sequential decline was primarily due to seasonality and a lower branded postpaid upgrade rate.

▪	The upgrade rate for branded postpaid customers was approximately 5%, down from approximately 7% in both Q4 2017 and Q1 2017.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Chng in Total EIP     — Total EIP Rec., net

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪	T-Mobile provided $1.57 billion in gross EIP device financing to its customers in Q1 2018, down 24.8% from $2.09 billion in Q4 2017 and up 17.4% from $1.34 billion in Q1 2017.

▪	Sequentially the decrease was primarily due to lower EIP unit sales.

▪	Year-over-year the increase was primarily from higher average revenue per device sold, partially offset by lower EIP unit sales.

▪	Customers on T-Mobile plans had associated EIP billings of $1.70 billion in Q1 2018, up 7.4% compared to $1.58 billion in Q4 2017 and up 21.1% from $1.40 billion in Q1 2017.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.52 billion at the end of Q1 2018, compared to $3.56 billion at the end of Q4 2017 and $2.86 billion at the end of Q1 2017.

Leased Devices Transferred to P&E,
Net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net was $222 million in Q1 2018, compared to $249 million in Q4 2017 and $46 million in Q1 2017.

▪	The sequential decrease was primarily due to a lower number of new phones leased and a higher mix of affordable devices added to the leasing program.

▪
The year-over-year increase was primarily due to a higher number of new phones leased and fewer lease device buyouts, partially offset by a lower cost per device due to the continued success of affordable devices in leasing programs.

▪	Depreciation expense associated with leased devices was $223 million in Q1 2018, compared to $196 million in Q4 2017 and $379 million in Q1 2017.

▪	The sequential increase was primarily due to a higher number of total devices under lease.

▪	The year-over-year decrease is due to a lower number of total devices under lease.

▪	Leased devices included in property and equipment, net were $794 million at the end of Q1 2018, compared to $792 million at the end of Q4 2017 and $1.10 billion at the end of Q1 2017.

▪	Lease revenues were $171 million in Q1 2018, compared to $160 million in Q4 2017 and $324 million in Q1 2017.

Impact from New Revenue Standard
(in millions, except per share and operating metric amounts)
Increase (decrease)	Previous revenue standard	New revenue standard	Difference
Revenues
Total service revenues	$7,836	$7,806	$(30)
Equipment revenues	2,276	2,353	77
Other revenues	296	296	—
Total revenues	10,408	10,455	47
Operating expenses
Cost of services	1,589	1,589	—
Cost of equipment sales	2,845	2,845	—
Selling, general and administrative	3,212	3,164	(48)
Depreciation and amortization	1,575	1,575	—
Total operating expenses	9,221	9,173	(48)
Operating income	1,187	1,282	95
Other expense, net	(401)	(401)	—
Income before income taxes	786	881	95
Income tax expense	(186)	(210)	(24)
Net income	$600	$671	$71

Earnings per share - basic	$0.70	$0.78	$0.08
Earnings per share - diluted	$0.70	$0.78	$0.08

Operating metrics
Branded postpaid phone ARPU	$46.88	$46.66	$(0.22)
Branded postpaid ABPU	$60.39	$60.14	$(0.25)
Branded prepaid ARPU	$38.92	$38.90	$(0.02)

Non-GAAP financial measures
Adjusted EBITDA (1)	$2,861	$2,956	$95

(1)
Adjusted EBITDA is a non-GAAP financial measure. This non-GAAP financial item should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. A reconciliation of this non-GAAP financial item to the most directly comparable financial items based on GAAP as of March 31, 2018 is provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

New Accounting Pronouncements

▪	The discussion and analysis below reflects the impact from accounting pronouncements adopted during the current year including;

▪	ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” and

▪	ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” and related amendments ("new revenue standard").

▪	Financial statement results under the new revenue standard, as compared to the previous revenue standard, for the current reporting period are reflected in the table.

▪	The most significant impacts to financial statement results as reported under the new revenue standard, as compared to the previous revenue standard, for the current reporting period are as follows:

▪
Under the new revenue standard, certain commissions paid to dealers previously recognized as a reduction to Equipment revenues in our Condensed Consolidated Statements of Comprehensive Income are now recorded as commission costs in Selling, general and administrative expense.

▪
Contract costs capitalized for new contracts will accumulate in Other assets in our Condensed Consolidated Balance Sheets during 2018. As a result, there will be a net benefit to Selling, general and administrative expense in our Condensed Consolidated Statements of Comprehensive Income during 2018 as capitalization of costs exceed amortization. As capitalized costs amortize into expense over time, the accretive benefit to Operating income anticipated in 2018 is expected to moderate in 2019 and normalize in 2020.

▪
For contracts with promotional bill credits that are contingent on the customer maintaining a service contract that result in an extended service contract, a contract asset is recorded when control of the equipment transfers to the customer and is subsequently recognized as a reduction to Total service revenues in our Condensed Consolidated Statements of Comprehensive Income over the extended contract term.

Hurricane Impacts net of reimbursements
(in millions, except per share and operating metric amounts)
Increase (decrease)	Q4 2017	Q1 2018
Revenues
Branded postpaid revenues	$(17)	$—
Of which, branded postpaid phone revenues	(16)	—
Total service revenues	(17)	—
Total revenues	$(17)	$—
Operating expenses
Cost of services	$36	$36
Total operating expenses	$36	$36

Operating income (loss)	$(53)	$(36)
Net income (loss)	$(40)	$(23)

Earnings per share - basic	$(0.05)	$(0.03)
Earnings per share - diluted	$(0.05)	$(0.03)

Operating metrics
Branded postpaid phone ARPU	$(0.16)	$—
Branded postpaid ABPU	$(0.15)	$—

Non-GAAP financial measures
Adjusted EBITDA	$(53)	$(36)

HURRICANE IMPACTS

▪
During Q1 2018, our operations in Puerto Rico continued to experience losses related to hurricanes, primarily from incremental costs to maintain our services in Puerto Rico. We expect additional expenses to be incurred in 2018, primarily related to our operations in Puerto Rico. We continue to assess the damage of the hurricanes and work with our insurance carriers to submit claims for property damage and business interruption. During Q1 2018, we received $94 million in reimbursement from our insurance carriers which eliminated the $93 million receivable we accrued for reimbursements as of December 31, 2017. No additional reimbursements were recorded during Q1 2018, however, we expect to record additional insurance recoveries related to these hurricanes in future periods.

▪
In Puerto Rico, T-Mobile has put 99% of its sites on the island back on air with 99% of those sites reconnected to fiber backhaul. Work is ongoing and T-Mobile remains fully committed to working with both the federal and local authorities to return operations to the level expected by all of our customers in Puerto Rico. From a retail perspective, 90% of our stores in Puerto Rico are currently open for business and serving the community. We will continue to invest the time, capital, and manpower to repair, rebuild, and return our Puerto Rico operations to pre-hurricane strength.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $106 million in Q1 2018, compared to $147 million in Q4 2017 and $188 million in Q1 2017.

▪	As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 1.01% in Q1 2018, compared to 1.37% in Q4 2017 and 1.96% in Q1 2017.

▪
Sequentially, total bad debt expense and losses from sales of receivables decreased by $41 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased 36 basis points sequentially. The decrease reflects our ongoing focus on managing customer quality.

▪
Year-over-year, total bad debt expense and losses from sales of receivables decreased by $82 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 95 basis points. The decrease reflects our ongoing focus on managing customer quality.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 53% of total EIP receivables at the end of Q1 2018, down compared to 54% at the end of Q4 2017 and in line with 53% at the end of Q1 2017.

Branded Postpaid Phone ARPU
($ per month)

Branded Postpaid ABPU
($ per month)

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $46.66 in Q1 2018, up 0.6% from $46.38 in Q4 2017 and down 1.8% from $47.53 in Q1 2017.

▪
Sequentially, the increase was due to the positive impact from our T-Mobile ONE rate plans and the negative impact from hurricanes in the prior period, partially offset by a decrease in regulatory program revenues with the continued adoption of T-Mobile ONE tax inclusive plans and the negative impact of the new revenue recognition standard of $0.22.

▪
Year-over-year, the decrease was primarily due to a decrease in regulatory program revenues with the continued adoption of T-Mobile ONE tax inclusive plans, promotions targeting families and new segments, lower insurance program revenue per subscriber, and the negative impact of the new revenue recognition standard of $0.22, partially offset by the positive impact from our T-Mobile ONE rate plans.

▪	We continue to expect that Branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, excluding the impact from the new revenue recognition standard.
Branded Postpaid ABPU

▪	Branded postpaid ABPU was $60.14 in Q1 2018, up 0.4% from $59.88 in Q4 2017 and down 2.8% from $61.89 compared to Q1 2017.

▪
Sequentially, the increase was primarily due to growth in EIP billings, higher lease revenues and higher branded postpaid phone ARPU, partially offset by the growth in the branded postpaid other customer base with a lower ARPU than branded postpaid phone.

Branded Postpaid Customers per Account

Branded Prepaid ARPU
($ per month)

▪
Year-over-year, the decrease was primarily due to lower lease revenues, lower branded postpaid phone ARPU, growth in the branded postpaid other customer base with a lower ARPU than branded postpaid phone, partially offset by an increase in EIP billings due to growth in the gross amount of equipment financed on EIP.

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 2.95 at the end of Q1 2018, compared to 2.93 at the end of Q4 2017 and 2.88 at the end of Q1 2017.

▪	The sequential increase was primarily due to "add-a-line" promotions.

▪	The year-over-year increase was primarily due to promotional activities targeting families.

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $38.90 in Q1 2018, up 0.7% from $38.63 in Q4 2017 and up 0.9% compared to $38.53 in Q1 2017.

▪	The sequential and year-over-year increases were primarily due to continued success of our MetroPCS brand.

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪
T-Mobile expects to once again lead the industry in year-over-year service revenue percentage growth in Q1 2018. This is expected to mark the 16th consecutive quarter that T-Mobile has led the industry in this measure.

▪	Service revenues were a record-high $7.81 billion in Q1 2018, up 0.6% from $7.76 billion in Q4 2017 and up 6.5% from $7.33 billion in Q1 2017.

▪	Sequentially, the increase was primarily due to growth in branded postpaid and prepaid revenues.

◦
Branded postpaid revenues increased primarily from growth in our customer base, the growing success of new segments such as T-Mobile for Business, continued growth in existing and Greenfield markets, and higher branded postpaid phone ARPU.

◦	The negative impact to branded postpaid service revenues from the new revenue standard was $29 million in Q1 2018.

◦	There was no impact to branded postpaid revenues from hurricanes in Q1 2018 compared to a negative impact of $17 million in Q4 2017.

◦	Branded prepaid revenues increased primarily from growth in our customer base and higher branded prepaid ARPU driven by the expansion and success of our MetroPCS brand.

◦	Wholesale revenues decreased primarily due to certain minimum commitment revenues recorded in the prior period.

▪	Year-over-year, the increase was primarily due to growth in branded postpaid and prepaid revenues.

◦
Branded postpaid revenues increased primarily from growth in our customer base driven by the growing success of new segments such as T-Mobile for Business, continued growth in existing and Greenfield markets, partially offset by lower branded postpaid phone ARPU including the negative impact of the new revenue recognition standard of approximately $29 million.

◦	Branded prepaid revenues increased primarily from growth in our customer base and higher branded prepaid ARPU driven by the success of our MetroPCS brand.

Equipment Revenues
($ in millions)

Total Revenues
($ in millions)

Equipment Revenues

▪
Equipment revenues were $2.35 billion in Q1 2018, down 13.1% from $2.71 billion in Q4 2017 and up 15.2% from $2.04 billion in Q1 2017. Equipment revenues in Q1 2018 comprised lease revenues of $171 million and non-lease revenues of $2.18 billion.

▪
Sequentially, the decrease was primarily due to fewer devices sold from seasonality and a lower branded postpaid handset upgrade rate as well as lower average revenue per device sold driven by a mix shift, a decrease in accessory revenue, device liquidations and purchases of leased devices at the end of the lease term. These decreases were partially offset by a positive impact from the new revenue standard of $77 million primarily related to certain commission costs now recorded as Selling, general, and administrative expenses.

▪
Year-over-year, the increase was primarily due to higher average revenue per device sold due to a mix shift and a decrease in promotions, a positive impact from the new revenue standard of $77 million and increased proceeds from liquidation of returned customer handsets. These increases were partially offset by a 3% decrease in the number of devices sold, driven primarily by a lower branded postpaid handset upgrade rate, a decrease in lease revenues from declining JUMP! On Demand customers due to shifting focus to our EIP financing option and lower volumes of purchased lease devices at the end of the lease term.

Total Revenues

▪
T-Mobile expects to again lead the industry in year-over-year total revenue percentage growth in Q1 2018. This is expected to mark the 19th time in the past 20 quarters that T-Mobile led the industry in year-over-year total revenue percentage growth.

▪	Total revenues were $10.46 billion in Q1 2018, down 2.8% from $10.76 billion in Q4 2017 and up 8.8% from $9.61 billion in Q1 2017.

Cost of Services
($ in millions, % of Service Revs)

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.59 billion in Q1 2018, up 0.6% from $1.58 billion in Q4 2017 and up 12.9% from $1.41 billion in Q1 2017.

▪
Sequentially, the increase was primarily due to higher employee-related expenses associated with our network expansion, partially offset by lower Universal Service Fund (USF) expense due to a benefit for overpayment of expenses in 2017. Cost of services as a percentage of service revenue remained flat sequentially.

▪
Year-over-year, the increase was primarily due to higher lease and employee-related expenses associated with network expansion, the negative impact from hurricanes of $36 million, and higher international roaming expenses, partially offset by lower USF expense for overpayment of expenses in 2017. As a percentage of service revenues, cost of services increased 120 basis points year-over-year. Excluding the impact from hurricanes, cost of services as a percentage of service revenues increased 70 basis points year-over-year.

Cost of Equipment Sales

▪	Cost of equipment sales was $2.85 billion in Q1 2018, down 17.8% from $3.46 billion in Q4 2017 and up 5.9% from $2.69 billion in Q1 2017.

▪
Sequentially, the decrease was due to fewer devices sold from seasonality and a lower branded postpaid handset upgrade rate, a lower average cost per device sold primarily driven by a mix shift, a decrease in insurance and warranty claims, fewer lease buyouts, and fewer accessories sold.

SG&A Expense
($ in millions, % of Service Revs)

▪
Year-over-year, the increase was primarily due to higher average cost per device sold primarily due to an increase in high-end device mix, partially offset by a decrease in the number of devices sold (excluding purchased lease devices) driven primarily by a lower branded postpaid handset upgrade rate. Additionally, there were fewer lease buyouts as fewer customers are in the handset lease program, a decrease in insurance and warranty claims due to a decrease in higher cost devices used in the insurance program, and higher proceeds from liquidation of returned customer handsets under our insurance program, partially offset by higher costs from an increase in the volume of liquidated returned customer handsets outside of our insurance program.

Selling, General and Admin. (SG&A) Expense

▪	SG&A expense was $3.16 billion in Q1 2018, down 3.9% from $3.29 billion in Q4 2017 and up 7.1% from $2.96 billion in Q1 2017.

▪
Sequentially, the decrease was primarily due to lower promotional and advertising costs, lower commissions, primarily as a result of the $48 million positive impact from the adoption of the new revenue recognition standard, and lower bad debt expense and losses from sales of receivables. These decreases were partially offset by higher employee related costs and a $40 million FCC settlement. As a percentage of service revenues, SG&A expense declined 190 basis points sequentially.

◦	Excluding the impact from hurricanes, SG&A as a percentage of service revenue declined 180 basis points sequentially.

▪
Year-over-year, the increase was primarily due to higher employee-related costs, higher costs related to outsourced functions and managed services, higher commissions, an increase in business taxes, and a $40 million FCC settlement. These increases were partially offset by lower bad debt expense and losses from sales of receivables, lower handset repair services costs, and the positive impact from the new revenue standard of $48 million. As a percentage of service revenues, SG&A increased 20 basis points year-over-year.

D&A Expense
($ in millions, % of Total Revs)

Depreciation and Amortization (D&A)

▪	D&A was $1.58 billion in Q1 2018, up 6.1% from $1.49 billion in Q4 2017 and up 0.7% from $1.56 billion in Q1 2017.

▪	D&A related to leased devices was $223 million in Q1 2018, compared to $196 million in Q4 2017 and $379 million in Q1 2017.

▪	Non-lease related D&A was $1.35 billion in Q1 2018, compared to $1.29 billion in Q4 2017 and $1.19 billion in Q1 2017.

▪
The sequential increase was primarily due to the continued build-out of our 4G LTE network, implementation of the first component of our new billing system, and higher depreciation expense related to our JUMP! On Demand program resulting from a higher number of devices under lease.

▪
The year-over-year increase was primarily due to the continued build-out of our 4G LTE network, the implementation of the first component of our new billing system, and growth in our distribution footprint, partially offset by lower depreciation expense related to our JUMP! On Demand program resulting from a lower number of devices under lease.

Net Income
($ in millions)

NET INCOME AND
DILUTED EARNINGS PER SHARE ("EPS")

▪	Net income was $671 million in Q1 2018, down 75% from $2.71 billion in Q4 2017 and down 4% from $698 million in Q1 2017.

▪	EPS was $0.78 in Q1 2018, down from $3.11 in Q4 2017 and down from $0.80 in Q1 2017.

▪
Sequentially, the decreases in net income and EPS were primarily due to the impact from the Tax Cuts and Jobs Act ("TCJA") (enacted in 2017) in Q4 2017, partially offset by higher operating income in Q1 2018.

▪
Year-over-year, the decreases in net income and EPS were primarily due to certain tax benefits related to a valuation allowance adjustment in Q1 2017, partially offset by higher operating income in Q1 2018 including the positive impact to Net income of the adoption of the new revenue standard.

Diluted Earnings Per Share

▪	The impact to net income and EPS of the TCJA was a net tax benefit of $2.18 billion and $2.50, respectively, in Q4 2017. There were no impacts from the TCJA in Q1 2018 or Q1 2017.

▪
The negative impact from hurricanes, net of insurance recoveries on net income and EPS for Q1 2018 was $23 million and $0.03, respectively, down from the Q4 2017 negative impact of $40 million and $0.05, respectively.

▪
The tax-effected impact from spectrum gains on Net income was $124 million and $23 million in Q4 2017 and Q1 2017, respectively. The impact to EPS of spectrum gains was $0.15 and $0.02 in Q4 2017 and Q1 2017, respectively. There were no spectrum gains in Q1 2018.

▪	The impact from the new revenue standard on net income and EPS in Q1 2018 was $71 million and $0.08, respectively.

▪
Net income margin was 9% in Q1 2018, compared to 35% in Q4 2017 and 10% in Q1 2017. Net income margin is calculated as net income divided by service revenues. The impact of the TCJA on net income margin was 28% in Q4 2017.

Adjusted EBITDA
($ in millions)

ADJUSTED EBITDA

▪
Adjusted EBITDA was $2.96 billion in Q1 2018, up 9.0% from $2.71 billion in Q4 2017 and up 10.8% from $2.67 billion in Q1 2017. Adjusted EBITDA included pre-tax spectrum gains of $168 million in Q4 2017 and $37 million in Q1 2017, and there were no spectrum gains in Q1 2018.

▪
Sequentially, the increase in Adjusted EBITDA was primarily due to lower net losses on equipment, lower SG&A expenses, higher service revenues and the positive impact from the new revenue standard of $95 million, partially offset by lower gains on disposal of spectrum licenses.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to an increase in branded postpaid and prepaid service revenues, lower net losses on equipment sales and the positive impact from the new revenue standard of $95 million, partially offset by higher SG&A expenses, higher cost of services expense, lower gains on disposal of spectrum licenses and the negative impact from hurricanes of $36 million.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revs)
Cash Purchases of Property and Equipment, Excluding Capitalized Interest
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $1.37 billion in Q1 2018, compared to $921 million in Q4 2017 and $1.53 billion in Q1 2017.

▪	Sequentially, the increase was primarily due to seasonality as cash purchases of property and equipment will be front-end loaded in 2018.

▪	Year-over-year, the decrease was primarily due to additional costs from our 700 MHz build-out in Q1 2017 which was finalized in 2017.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $1.32 billion in Q1 2018, compared to $896 million in Q4 2017 and $1.48 billion in Q1 2017.

▪	Capitalized interest included in cash purchases of property and equipment was $43 million in Q1 2018, compared to $25 million in Q4 2017 and $48 million in Q1 2017.

Net Cash Provided by Operating Activities(1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

Net Cash Provided by (Used in) Investing Activities(1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $770 million in Q1 2018, compared to $865 million in Q4 2017 and $608 million in Q1 2017.

▪
Sequentially, the decrease was primarily due to lower net income, primarily from the non-cash impacts of the TCJA and spectrum gains in Q4 2017, and higher net use from working capital changes, primarily from Accounts payable and accrued liabilities, partially offset by Inventories, Accounts receivable, EIP receivables, and Other current and long-term assets.

▪
Year-over-year, the increase was primarily due to higher non-cash adjustments to net income, primarily due to changes in Deferred income tax expense (benefit), partially offset by a higher net use from working capital changes. The change in working capital was primarily due to the change in Accounts payable and accrued liabilities, partially offset by Accounts receivable and Other current and long-term assets.

Investing Activities

▪	Net cash from investing activities was an outflow of $462 million in Q1 2018, compared to an inflow of $267 million in Q4 2017 and an outflow of $416 million in Q1 2017.

▪
Sequentially, the change was primarily due to higher purchases of property and equipment, including capitalized interest and our acquisitions of Layer3 TV and Iowa Wireless Services, LLC (“IWS”), partially offset by higher proceeds from securitization transactions.

▪
Year-over-year, the change was primarily due to our acquisitions of Layer3 TV and IWS, partially offset by lower purchases of property and equipment, including capitalized interest, and higher proceeds from securitization transactions.

Net Cash Provided by (Used in)
Financing Activities (1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

Free Cash Flow (1)
($ in millions)

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

Financing Activities

▪	Net cash from financing activities was an inflow of $1.00 billion in Q1 2018, compared to an outflow of $652 million in Q4 2017 and an inflow of $1.81 billion in Q1 2017.

▪
Sequentially, the change was primarily due to proceeds from issuance of long-term debt and higher proceeds from borrowing on our revolving credit facility (net of repayments), partially offset by repayments of long-term debt and higher repurchases of common stock.

▪
Year-over-year, the change was primarily due to lower proceeds from issuance of long-term debt, higher proceeds from borrowing on revolving credit facility (net of repayments), repurchases of common stock, and lower repayments of long-term debt.

FREE CASH FLOW

▪	Free Cash Flow was $668 million in Q1 2018, compared to $1.14 billion in Q4 2017 and $185 million in Q1 2017.

▪
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

▪
Sequentially, the decrease was due to higher purchases of property and equipment, and lower Net cash provided by operating activities, partially offset by higher Proceeds related to beneficial interests in securitization transactions. The decrease in net cash provided by operating activities was primarily due to lower net income, primarily from the impacts of the TCJA and spectrum gains in Q4 2017, and higher net use from working capital changes, primarily from Accounts payable and accrued liabilities, partially offset by Inventories, Accounts receivable, EIP receivables, and Other current and long-term assets.

▪
Year-over-year, the increase was due to higher net cash provided by operating activities, lower purchases of property and equipment, and higher cash flows related to our deferred purchase price from securitization transactions. The increase in Net cash provided by operating activities was primarily due to higher non-cash adjustments to net income, primarily due to changes in Deferred income tax expense (benefit), partially offset by a higher net use from working capital changes, primarily due to the change in Accounts payable and accrued liabilities, partially offset by Accounts receivable and Other current and long-term assets.

TAX CUTS AND JOBS ACT

▪
The TCJA was enacted on December 22, 2017 and was generally effective beginning January 1, 2018. The TCJA includes numerous changes to existing tax law, which have been reflected in the 2018 condensed consolidated financial statements. The state corporate income tax impact of the TCJA is complex and will continue to evolve as jurisdictions evaluate conformity to the numerous federal tax law changes. As such, a re-measurement of state deferred tax assets and liabilities and the associated net tax benefit or expense may result. The TCJA resulted in a net tax benefit of $2.18 billion in Q4 2017. The impact from the TCJA on EPS was $2.50 in Q4 2017.

▪
We expect that the TCJA will be very beneficial for us, both through lower tax rates, as well as the immediate expensing of capital expenditures for five years. Our effective tax rate is estimated to be 24% to 25% for 2018. As a result of the TCJA, we do not expect to be a material cash taxpayer until 2024, compared to 2020 previously. We expect a favorable impact on net cash taxes paid of $6.5 to $7.0 billion from 2020 to 2027. Additionally, we do not anticipate any permanent interest expense disallowance in the future.

STOCK REPURCHASE PROGRAM

▪
On December 6, 2017, we announced that our Board of Directors authorized a stock repurchase program for up to $1.5 billion of our common stock through December 31, 2018 (the “Stock Repurchase Program”). The Stock Repurchase Program does not obligate us to acquire any particular amount of common stock, and the Stock Repurchase Program may be suspended or discontinued at any time at our discretion. Repurchased shares are retired. During Q1 2018, we repurchased approximately 10.5 million shares of our common stock under the Stock Repurchase Program at an average price per share of $63.46 for approximately $666 million.

▪
From the inception of our Stock Repurchase Program through April 27, 2018, we repurchased approximately 23.7 million shares at an average price per share of $63.07 for a total purchase price of approximately $1.5 billion.

▪
During Q1 2018, Deutsche Telekom AG ("DT"), our majority stockholder and an affiliated purchaser, purchased approximately 3.3 million additional shares of our common stock at an aggregate market value of approximately $200 million in the public market or from other parties, in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. We do not receive any proceeds from these purchases.

▪
On April 27, 2018, our Board of Directors authorized an increase in the total stock repurchase program to $9.0 billion, consisting of the $1.5 billion in repurchases previously completed and for up to an additional $7.5 billion of repurchases of our common stock, allocated as up to $500 million of shares of common stock through December 31, 2018, up to $3.0 billion of shares of common stock for the year ending December 31, 2019 and up to $4.0 billion of shares of common stock for the year ending December 31, 2020, with any authorized but unutilized repurchase capacity for any of the foregoing periods increasing the authorized repurchase capacity for the succeeding period by the amount of such unutilized repurchase capacity. The additional $7.5 billion repurchase authorization is contingent upon the termination of the Business Combination Agreement with Sprint and the abandonment of the transactions contemplated under the agreement.

Total Debt and Net Debt (excl. Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q1 2018 was $30.5 billion and was comprised of the following:

▪	$3.3 billion of short-term debt;

▪	$0.4 billion of short-term debt to affiliates;

▪	$12.1 billion of long-term debt; and

▪	$14.6 billion of long-term debt to affiliates.

▪	Net debt, excluding tower obligations, at the end of Q1 2018 was $28.0 billion.

▪
The ratio of net debt, excluding tower obligations, to net income for the trailing last twelve months ("LTM") period was 6.2x at the end of Q1 2018, compared to 6.0x at the end of Q4 2017 and 13.5x at the end of Q1 2017, primarily impacted by the Q4 2017 income tax benefit.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing LTM period was 2.4x at the end of Q1 2018, compared to 2.4x at the end of Q4 2017 and 2.2x at the end of Q1 2017.

▪
In January 2018, we utilized our revolving credit facility with DT to redeem Senior Notes with an aggregate principal amount of $1.0 billion. During Q1 2018, we also utilized our revolving credit facility with DT for general corporate purposes. As of March 31, 2018, the outstanding balance on the revolving credit facility was $0.4 billion.

▪
In January 2018, T-Mobile USA issued public Senior Notes with an aggregate principal amount of $2.5 billion. Issuance costs totaled approximately $6 million and we used the net proceeds of $2.49 billion to redeem callable high yield debt and for general corporate purposes, including partial pay down of borrowings under our revolving credit facility with DT.

▪
In January 2018, we entered into an agreement with DT under which DT agreed to purchase $2.5 billion in aggregate principal amount of Senior Notes from T-Mobile USA, by delivery of the outstanding aggregate principal amount on two series of Senior Reset Notes totaling $2.5 billion, which T-Mobile USA called for redemption. The closing of the issuance and sale of the Senior Notes to DT, and redemption of the two series of Senior Reset Notes, occurred on April 30, 2018.

▪
Prior to March 31, 2018, we delivered a notice of redemption on Senior Notes with an aggregate principal amount of $1.75 billion. The Senior Notes were redeemed on April 1, 2018 at a redemption price equal to 103.313% of the principal amount of the notes (plus accrued and unpaid interest thereon), payable on April 2, 2018. Additionally, prior to March 31, 2018 we delivered a notice of redemption on Senior Notes with an aggregate principal amount of $600 million. The Senior Notes were redeemed on April 28, 2018 at a redemption price equal to 103.418% of the principal amount of the notes (plus accrued and unpaid interest thereon), payable on April 30, 2018. The outstanding principal amount of these Senior Notes was reclassified from Long-term debt to Short-term debt in our Condensed Consolidated Balance Sheets as of March 31, 2018.

2018 Guidance Outlook

	Original			Q1 2018 Update
Branded Postpaid Net Adds (in millions)	2.0	-	3.0	2.6	-	3.3
Adjusted EBITDA ($ in billions)	$11.3	-	$11.7	$11.4	-	$11.8
Cash purchases of prop and equip excl Cap Int ($ in billions)	$4.9	-	$5.3	Unchanged
Net cash provided by op act 3-yr CAGR	16%	-	18%	7%	-	12%
Free Cash Flow three-year CAGR	46%	-	48%	Unchanged

GUIDANCE

▪	Branded postpaid net customer additions for the full-year 2018 of 2.6 to 3.3 million, increased from the initial target range of 2.0 to 3.0 million.

▪
We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

▪
For the full-year 2018, Adjusted EBITDA is expected to be in the range of $11.4 to $11.8 billion, increased from the initial target range of $11.3 to $11.7 billion. This target excludes future spectrum gains, includes expected leasing revenues of $0.6 - $0.7 billion and takes into account our build out of low band spectrum, including the accelerated rollout of 600MHz spectrum, driving up Cost of Services by $300 to $400 million year-over-year. Including the estimated impact of the new revenue standard, Adjusted EBITDA is expected to increase by an additional $0.2 - $0.5 billion for a total guidance range of $11.6 - $12.3 billion.

▪
Cash purchases of property and equipment for the full-year 2018, excluding capitalized interest, are expected to be in the range of $4.9 to $5.3 billion, unchanged from the initial target range. This includes expenditures for 5G deployment.

▪
Net cash provided by operating activities three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 7% and 12%, compared to the prior guidance range of 16% to 18%. This change is due solely to the adoption of the new cash flow accounting standard.

▪
Free Cash Flow three-year CAGR from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, unchanged from the prior target range. This range includes the impacts of the approved up to $1.5 billion stock repurchase program. In Q1 2018 we redefined Free Cash Flow upon the adoption of the new cash flow accounting standard.

▪	We continue to expect that Branded postpaid phone ARPU in full-year 2018 will be generally stable compared to full-year 2017, excluding the impact from the new revenue recognition standard.

▪	For the full year 2018, we expect the following impacts from the adoption of the new revenue standard:

▪	Service revenues $(0.2) - $(0.1) billion

▪	Total revenues $0.3 - $0.5 billion

▪	Operating expenses $(0.1) - $0.1 billion

▪	Net income $0.2 - $0.4 billion

▪	Adjusted EBITDA $0.2 - $0.5 billion

▪
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

▪
Please see our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 for additional information on the adoption of the new revenue accounting standard and the new cash flow accounting standard.

UPCOMING EVENTS (All dates and attendance tentative)

▪	MoffettNathanson Media & Communications Summit, May 14-15, New York, NY

▪	JP Morgan Global Technology, Media and Communications Conference, May 15-17, Boston, MA

▪	Deutsche Telekom Capital Markets Day (CMD), May 24-25, Bonn, Germany

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com

212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$2,527	$1,219
Accounts receivable, net of allowances of $76 and $86	1,689	1,915
Equipment installment plan receivables, net	2,281	2,290
Accounts receivable from affiliates	13	22
Inventories	1,311	1,566
Other current assets	1,788	1,903
Total current assets	9,609	8,915
Property and equipment, net	22,308	22,196
Goodwill	1,901	1,683
Spectrum licenses	35,504	35,366
Other intangible assets, net	291	217
Equipment installment plan receivables due after one year, net	1,234	1,274
Other assets	1,157	912
Total assets	$72,004	$70,563
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$7,157	$8,528
Payables to affiliates	291	182
Short-term debt	3,320	1,612
Short-term debt to affiliates	445	—
Deferred revenue	791	779
Other current liabilities	353	414
Total current liabilities	12,357	11,515
Long-term debt	12,127	12,121
Long-term debt to affiliates	14,586	14,586
Tower obligations	2,582	2,590
Deferred tax liabilities	3,813	3,537
Deferred rent expense	2,730	2,720
Other long-term liabilities	933	935
Total long-term liabilities	36,771	36,489
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 854,576,971 and 860,861,998 shares issued, 853,066,229 and 859,406,651 shares outstanding	—	—
Additional paid-in capital	38,057	38,629
Treasury stock, at cost, 1,510,742 and 1,455,347 shares issued	(7)	(4)
Accumulated other comprehensive income	5	8
Accumulated deficit	(15,179)	(16,074)
Total stockholders' equity	22,876	22,559
Total liabilities and stockholders' equity	$72,004	$70,563

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended
(in millions, except share and per share amounts)	March 31, 2018	December 31, 2017	March 31, 2017
Revenues
Branded postpaid revenues	$5,070	$4,983	$4,725
Branded prepaid revenues	2,402	2,371	2,299
Wholesale revenues	266	324	270
Roaming and other service revenues	68	79	35
Total service revenues	7,806	7,757	7,329
Equipment revenues	2,353	2,708	2,043
Other revenues	296	294	241
Total revenues	10,455	10,759	9,613
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,589	1,580	1,408
Cost of equipment sales	2,845	3,459	2,686
Selling, general and administrative	3,164	3,291	2,955
Depreciation and amortization	1,575	1,485	1,564
Gains on disposal of spectrum licenses	—	(168)	(37)
Total operating expense	9,173	9,647	8,576
Operating income	1,282	1,112	1,037
Other income (expense)
Interest expense	(251)	(254)	(339)
Interest expense to affiliates	(166)	(162)	(100)
Interest income	6	2	7
Other income (expense), net	10	16	2
Total other expense, net	(401)	(398)	(430)
Income before income taxes	881	714	607
Income tax benefit (expense)	(210)	1,993	91
Net income	671	2,707	698
Dividends on preferred stock	—	(14)	(14)
Net income attributable to common stockholders	$671	$2,693	$684

Net income	$671	$2,707	$698
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on available-for-sale securities, net of tax effect $(1), $0 and $1	(3)	4	1
Other comprehensive (loss) income	(3)	4	1
Total comprehensive income	$668	$2,711	$699
Earnings per share
Basic	$0.78	$3.22	$0.83
Diluted	$0.78	$3.11	$0.80
Weighted average shares outstanding
Basic	855,222,664	837,416,683	827,723,034
Diluted	862,244,084	871,501,578	869,395,984

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows (1)
(Unaudited)

	Three Months Ended
(in millions)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Operating activities
Net income	$671	$2,707	$550	$581	$698
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,575	1,485	1,416	1,519	1,564
Stock-based compensation expense	97	85	82	72	67
Deferred income tax expense (benefit)	206	(1,999)	347	345	(97)
Bad debt expense	54	90	123	82	93
Losses from sales of receivables	52	57	67	80	95
Deferred rent expense	4	15	21	20	20
Gains on disposal of spectrum licenses	—	(168)	(29)	(1)	(37)
Change in fair value of embedded derivatives	—	(15)	(8)	—	—
Changes in operating assets and liabilities
Accounts receivable	(873)	(1,255)	(1,022)	(629)	(1,025)
Equipment installment plan receivables	(222)	(664)	(355)	(584)	(209)
Inventories	33	(816)	113	(185)	44
Other current and long-term assets	132	(245)	(184)	(135)	(11)
Accounts payable and accrued liabilities	(1,028)	1,686	(12)	56	(651)
Other current and long-term liabilities	45	(149)	60	(189)	45
Other, net	24	51	83	74	12
Net cash provided by operating activities	770	865	1,252	1,106	608
Investing activities
Purchases of property and equipment, including capitalized interest of $43, $25, $29, $34 and $48	(1,366)	(921)	(1,441)	(1,347)	(1,528)
Purchases of spectrum licenses and other intangible assets, including deposits	(51)	(8)	(15)	(5,791)	(14)
Proceeds related to beneficial interests in securitization transactions	1,295	1,193	1,110	882	1,134
Acquisition of companies, net of cash acquired	(333)	—	—	—	—
Other, net	(7)	3	1	5	(8)
Net cash used in investing activities	(462)	267	(345)	(6,251)	(416)
Financing activities
Proceeds from issuance of long-term debt	2,494	—	500	4,485	5,495
Proceeds from borrowing on revolving credit facility	2,170	—	1,055	1,855	—
Repayments of revolving credit facility	(1,725)	—	(1,735)	(1,175)	—
Repayments of capital lease obligations	(172)	(136)	(141)	(119)	(90)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	(4)	(4)	(292)	—
Repayments of long-term debt	(999)	—	—	(6,750)	(3,480)
Repurchases of common shares	(666)	(427)	—	—	—
Tax withholdings on share-based awards	(74)	(65)	(6)	(3)	(92)
Dividends on preferred stock	—	(14)	(13)	(14)	(14)
Other, net	(28)	(6)	(5)	(162)	(10)
Net cash (used in) provided by financing activities	1,000	(652)	(349)	(2,175)	1,809
Change in cash and cash equivalents	$1,308	$480	$558	$(7,320)	$2,001
Cash and cash equivalents
Beginning of period	1,219	739	181	7,501	5,500
End of period	$2,527	$1,219	$739	$181	$7,501
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized, $0, $0, $0, $79 and $0 of which recorded as debt discount	$378	$463	$343	$727	$495
Income tax payments	1	8	2	6	15
Noncash beneficial interest obtained in exchange for securitized receivables	1,128	1,083	972	992	1,016
Noncash investing and financing activities
Changes in accounts payable for purchases of property and equipment	(364)	771	(141)	8	(325)
Leased devices transferred from inventory to property and equipment	304	356	262	270	243
Returned leased devices transferred from property and equipment to inventory	(82)	(107)	(165)	(273)	(197)
Issuance of short-term debt for financing of property and equipment	237	1	1	2	288
Assets acquired under capital lease obligations	142	152	138	313	284

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

T-Mobile US, Inc. Supplementary Operating and Financial Data

	Quarter
(in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Customers, end of period
Branded postpaid phone customers (1) (2)	32,095	32,628	33,223	34,114	34,744
Branded postpaid other customers (2)	3,246	3,530	3,752	3,933	4,321
Total branded postpaid customers	35,341	36,158	36,975	38,047	39,065
Branded prepaid customers (1)	20,199	20,293	20,519	20,668	20,876
Total branded customers	55,540	56,451	57,494	58,715	59,941
Wholesale customers (3)	17,057	13,111	13,237	13,870	14,099
Total customers, end of period	72,597	69,562	70,731	72,585	74,040
Adjustments to wholesale customers (3)	—	(4,368)	(160)	—	—

(1)
As a result of the acquisition of Iowa Wireless Services, LLC (IWS), we included an adjustment of 13,000 branded postpaid phone and 4,000 branded prepaid IWS customers in our reported subscriber base as of January 1, 2018. Additionally, as a result of the acquisition of Layer3 TV, we included an adjustment of 5,000 branded prepaid customers in our reported subscriber base as of January 22, 2018.

(2)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customers from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(3)
We believe current and future regulatory changes have made the Lifeline program offered by our wholesale partners uneconomical. We will continue to support our wholesale partners offering the Lifeline program, but have excluded the Lifeline customers from our reported wholesale subscriber base resulting in the removal of 160,000 and 4,368,000 reported wholesale customers as of the beginning of Q3 2017 and Q2 2017, respectively.

	Quarter
(in thousands)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Net customer additions (losses)
Branded postpaid phone customers (1) (2)	798	533	595	891	617
Branded postpaid other customers (2)	116	284	222	181	388
Total branded postpaid customers	914	817	817	1,072	1,005
Branded prepaid customers (1)	386	94	226	149	199
Total branded customers	1,300	911	1,043	1,221	1,204
Wholesale customers (3)	(158)	422	286	633	229
Total net customer additions	1,142	1,333	1,329	1,854	1,433
Adjustments to branded postpaid phone customers (2)	—	(253)	—	—	—
Adjustments to branded postpaid other customers (2)	—	253	—	—	—

(1)	As a result of the acquisition of IWS and Layer3 TV, customer activity post acquisition was included in our net customer additions for the first quarter of 2018.

(2)
During the third quarter of 2017, we retitled our “Branded postpaid mobile broadband customers” category to “Branded postpaid other customers” and reclassified 253,000 DIGITS customer net additions from our “Branded postpaid phone customers” category for the second quarter of 2017, when the DIGITS product was released.

(3)
Net customer activity for Lifeline was excluded beginning in the second quarter of 2017 due to our determination based upon changes in the applicable government regulations that the Lifeline program offered by our wholesale partners is uneconomical.

	Quarter
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Branded postpaid phone churn	1.18%	1.10%	1.23%	1.18%	1.07%
Branded prepaid churn	4.01%	3.91%	4.25%	4.00%	3.94%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Quarter
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Financial Metrics
Service revenues (in millions)	$7,329	$7,445	$7,629	$7,757	$7,806
Total revenues (in millions)	$9,613	$10,213	$10,019	$10,759	$10,455
Net income (in millions)	$698	$581	$550	$2,707	$671
Net income margin	10%	8%	7%	35%	9%
Adjusted EBITDA (in millions)	$2,668	$3,012	$2,822	$2,711	$2,956
Adjusted EBITDA margin	36%	40%	37%	35%	38%
Cash purchases of property and equipment including capitalized interest (in millions)	$1,528	$1,347	$1,441	$921	$1,366
Capitalized Interest (in millions)	$48	$34	$29	$25	$43
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,480	$1,313	$1,412	$896	$1,323
Net cash provided by operating activities (in millions) (1)	$608	$1,106	$1,252	$865	$770
Net cash provided by (used in) investing activities (in millions) (1)	$(416)	$(6,251)	$(345)	$267	$(462)
Net cash provided by (used in) financing activities (in millions) (1)	$1,809	$(2,175)	$(349)	$(652)	$1,000
Free Cash Flow (in millions) (1)	$185	$482	$921	$1,137	$668

Revenue Metrics
Branded postpaid phone ARPU (2)	$47.53	$47.07	$46.93	$46.38	$46.66
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90
Branded postpaid accounts, end of period (in thousands)	12,275	12,432	12,668	12,990	13,237
Branded postpaid customers per account	2.88	2.91	2.92	2.93	2.95

Device Sales and Leased Devices
Phones (in millions)	8.6	8.3	8.7	9.7	8.7
Branded postpaid handset upgrade rate	7%	7%	6%	7%	5%

Device Financing
Gross EIP financed (in millions)	$1,339	$1,657	$1,487	$2,090	$1,572
EIP billings (in millions)	$1,402	$1,402	$1,481	$1,581	$1,698
EIP receivables, net (in millions)	$2,855	$3,162	$3,236	$3,564	$3,515
Lease revenues (in millions)	$324	$234	$159	$160	$171
Leased devices transferred from inventory to property and equipment (in millions)	$243	$270	$262	$356	$304
Returned leased devices transferred from property and equipment to inventory (in millions)	$(197)	$(273)	$(165)	$(107)	$(82)

Customer Quality
EIP receivables classified as prime	43%	43%	43%	44%	43%
EIP receivables classified as prime (including EIP receivables sold)	53%	52%	52%	54%	53%
Total bad debt expense and losses from sales of receivables (in millions)	$188	$162	$190	$147	$106

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively and are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures table.

(2)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and the related revenue to the branded postpaid other customer category for the second quarter of 2017.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Net income	$698	$581	$550	$2,707	$671
Adjustments:
Interest expense	339	265	253	254	251
Interest expense to affiliates	100	131	167	162	166
Interest income	(7)	(6)	(2)	(2)	(6)
Other (income) expense, net	(2)	92	(1)	(16)	(10)
Income tax expense (benefit)	(91)	353	356	(1,993)	210
Operating income	1,037	1,416	1,323	1,112	1,282
Depreciation and amortization	1,564	1,519	1,416	1,485	1,575
Stock-based compensation (1)	67	72	83	85	96
Other, net (2)	—	5	—	29	3
Adjusted EBITDA	$2,668	$3,012	$2,822	$2,711	$2,956

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the condensed consolidated financial statements.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018
Short-term debt	$7,542	$522	$558	$1,612	$3,320
Short-term debt to affiliates	—	680	—	—	445
Long-term debt	13,105	13,206	13,163	12,121	12,127
Long-term debt to affiliates	9,600	14,086	14,586	14,586	14,586
Less: Cash and cash equivalents	(7,501)	(181)	(739)	(1,219)	(2,527)
Net debt (excluding Tower Obligations)	$22,746	$28,313	$27,568	$27,100	$27,951
Divided by: Last twelve months Net income	$1,679	$2,035	$2,219	$4,536	$4,509
Net Debt (excluding Tower Obligations) to last twelve months Net income	13.5	13.9	12.4	6.0	6.2
Divided by: Last twelve months Adjusted EBITDA	$10,493	$10,976	$11,109	$11,213	$11,501
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.2	2.6	2.5	2.4	2.4

Free Cash Flow (1) is calculated as follows:

	Quarter
(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Net cash provided by operating activities	$608	$1,106	$1,252	$865	$770
Cash purchases of property and equipment	(1,528)	(1,347)	(1,441)	(921)	(1,366)
Proceeds related to beneficial interests in securitization transactions	1,134	882	1,110	1,193	1,295
Cash payments for debt prepayment or debt extinguishment costs	(29)	(159)	—	—	(31)
Free Cash Flow	$185	$482	$921	$1,137	$668
Net cash provided by (used in) investing activities	$(416)	$(6,251)	$(345)	$267	$(462)
Net cash provided by (used in) financing activities	$1,809	$(2,175)	$(349)	$(652)	$1,000

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

Free Cash Flow (1) three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$3,405	$3,855	7%	12%
Cash purchases of property and equipment	(4,702)	(5,100)	(5,400)	3%	5%
Proceeds related to beneficial interests in securitization transactions	3,356	6,195	6,195
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%

(1)
In Q1 2018, the adoption of the new cash flow accounting standard resulted in a reclassification of cash flows related to the deferred purchase price from securitization transactions from operating activities to investing activities. In addition, cash flows related to debt prepayment and extinguishment costs were reclassified from operating activities to financing activities. In Q1 2018, we redefined Free Cash Flow to reflect the above changes in classification and present cash flows on a consistent basis for investor transparency. The effects of this change are applied retrospectively.

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Quarter
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070
Less: Branded postpaid other revenues	(225)	(255)	(294)	(303)	(259)
Branded postpaid phone service revenues	$4,500	$4,565	$4,626	$4,680	$4,811
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	31,564	32,329	32,852	33,640	34,371
Branded postpaid phone ARPU (1)	$47.53	$47.07	$46.93	$46.38	$46.66

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,725	$4,820	$4,920	$4,983	$5,070
EIP billings	1,402	1,402	1,481	1,581	1,698
Lease revenues	324	234	159	160	171
Total billings for branded postpaid customers	$6,451	$6,456	$6,560	$6,724	$6,939
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	34,740	35,636	36,505	37,436	38,458
Branded postpaid ABPU	$61.89	$60.40	$59.89	$59.88	$60.14

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,299	$2,334	$2,376	$2,371	$2,402
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	19,889	20,131	20,336	20,461	20,583
Branded prepaid ARPU	$38.53	$38.65	$38.93	$38.63	$38.90

(1)	Branded postpaid phone ARPU includes the reclassification of 43,000 DIGITS average customers and related revenue to the "Branded postpaid other customers" category for the second quarter of 2017.

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband and DIGITS customers and related revenues.
Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule. In Q1 2018, we made an accounting change to reduce net cash provided by operating activities by the deferred purchase price less payments for debt prepayment or debt extinguishment costs, as a result of the adoption of ASU 2016-15. Free Cash Flow has been redefined to reflect the changes in classification and present cash flows on a consistent basis for investor transparency.

11.	Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, less cash and cash equivalents.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, store openings, position within the industry relative to its competitors, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," "outlook," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, required regulatory approvals, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction with Sprint, or the failure to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the Business Combination Agreement; adverse effects on the market price of our or Sprint’s common stock and on our or Sprint’s operating results because of a failure to complete the proposed transaction in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the proposed transaction on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the proposed transaction on the market price of our or Sprint’s common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant costs related to the proposed transaction, including financing costs, and unknown liabilities; failure to realize the expected benefits and synergies of the proposed transaction in the expected timeframes or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations; the risk of litigation or regulatory actions related to the proposed transaction; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement during the pendency of the proposed transaction could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; effects of changes in the regulatory environment in which we and Sprint operate; adverse economic or political conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third-party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due or to comply with the covenants contained therein; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license with Deutsche Telekom AG results in changes to the royalty rates for our trademarks; and other risks described in our filings with the SEC. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

In connection with the proposed transaction, T-Mobile US, Inc. (“T-Mobile”) will file a registration statement on Form S-4, which will contain a joint consent solicitation statement of T-Mobile and Sprint Corporation (“Sprint”), that also constitutes a prospectus of T-Mobile (the “joint consent solicitation statement/prospectus”), and each party will file other documents regarding the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When final, a definitive copy of the joint consent solicitation statement/prospectus will be sent to T-Mobile and Sprint stockholders. Investors and security holders will be able to obtain the registration statement and the joint consent solicitation statement/prospectus free of charge from the SEC’s website or from T-Mobile or Sprint. The documents filed by T-Mobile with the SEC may be obtained free of charge at T-Mobile’s website, at www.t-mobile.com, or at the SEC’s website, at www.sec.gov. These documents may also be obtained free of charge from T-Mobile by requesting them by mail at T-Mobile US, Inc., Investor Relations, 1 Park Avenue, 14th Floor, New York, NY 10016, or by telephone at 212-358-3210. The documents filed by Sprint with the SEC may be obtained free of charge at Sprint’s website, at www.sprint.com, or at the SEC’s website, at www.sec.gov. These documents may also be obtained free of charge from Sprint by requesting them by mail at Sprint Corporation, Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or by telephone at 913-794-1091.

Participants in the Solicitation

T-Mobile and Sprint and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information about T-Mobile’s directors and executive officers is available in T-Mobile’s proxy statement dated April 26, 2018, for its 2018 Annual Meeting of Stockholders. Information about Sprint’s directors and executive officers is available in Sprint’s proxy statement dated June 19, 2017, for its 2017 Annual Meeting of Stockholders, and in Sprint’s subsequent reports on Form 8-K filed with the SEC on January 4, 2018 and January 17, 2018. Other information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint consent solicitation statement/prospectus and other relevant materials to be filed with the SEC regarding the acquisition when they become available.

Investors should read the joint consent solicitation statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from T-Mobile or Sprint as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 74.0 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.